Advanced Series Trust
For the period ended 12/31/08
File number 811-5186

                                SUB-ITEM 77D-3

                             ADVANCED SERIES TRUST
                AST Large-Cap Value Portfolio (LCV Portfolio)
                   AST MFS Growth Portfolio (MFS Portfolio)

                      Supplement dated November 19, 2008

   To the Prospectus and Statement of Additional Information (SAI)
                           dated May 1, 2008

On November 13, 2008, the Board of Trustees of Advanced Series Trust (the Trust) approved (i) replacing JP Morgan Asset Management (JP Morgan) with Eaton Vance Management (Eaton Vance) for the LCV Portfolio, and (ii) amending the current subadvisory fee schedule for assets managed by Massachusetts Financial Services Company (MFS) in the MFS Portfolio to conform to (a) the fee rate proposed for assets managed by MFS in the retail funds and (b) aggregation across all assets managed by PI and AST Investment for which MFS is subadviser that have substantially the same investment strategy as the MFS Portfolio. Prudential Investments LLC and AST Investment Services, Inc. (AST Investment and collectively with PI, referred to as the Manager) anticipates that assets initially allocated to Eaton Vance would be comparable to assets currently allocated to JP Morgan. Allocation of assets between or among subadvisers is subject to change in the sole discretion of the Manager. The allocations among subadvisers will be reviewed by the Manager periodically, and the allocations among subadvisers may be altered or adjusted by the Manager without prior notice to shareholders. Such adjustments will be reflected in an annual update to the Prospectus. The subadvisory changes will be effective on or about December 15, 2008.

Hotchkis & Wiley Capital Management LLC and Dreman Value Management LLC are LCV's Portfolio's current subadvisers and will continue to be subadvisers for the LCV Portfolio along with Eaton Vance. MFS is the sole subadviser of the MFS Portfolio.

To reflect the changes described above, the following will be incorporated to the Trust's prospectus and SAI as follows:


1.The section of the prospectus describing JP Morgan under the caption "Risk/Return Summary -Capital Growth Portfolios: Investment Objectives and Principal Strategies - AST Large-Cap Value Portfolio" is deleted and replaced with the following:
Eaton Vance Management (Eaton Vance) , normally invests primarily in value stocks of large-cap companies, which are common stocks that, in the subadviser's opinion, are inexpensive or undervalued relative to the overall stock market. Investment decisions are made primarily on the basis of fundamental research and involve consideration of numerous factors, including quality of business franchises, financial strength, management capability and integrity, growth potential, valuation and earnings and cash flow capabilities.
Many of these considerations are subjective. Eaton Vance intends to manage investment risk by maintaining broad issuer and industry diversification among its holdings, and by utilizing fundamental analysis of risk/return characteristics in securities selection. The subadviser may sell a security when its price objective for the security is reached, the fundamentals of the company deteriorate, a security's price falls below acquisition cost or to pursue more attractive investment options.

2. The section of the prospectus describing JP Morgan under the caption "More Detailed Information on How the Portfolios Invest Investment Objectives & Policies - AST Large-Cap Value Portfolio" is deleted and replaced with the following:
Eaton Vance Management (Eaton Vance) , normally invests primarily in value stocks of large-cap companies, which are common stocks that, in the subadviser's opinion, are inexpensive or undervalued relative to the overall stock market. Investment decisions are made primarily on the basis of fundamental research and involve consideration of numerous factors, including quality of business franchises, financial strength, management capability and integrity, growth potential, valuation and earnings and cash flow capabilities. Many of these considerations are subjective. Eaton Vance intends to manage investment risk by maintaining broad issuer and industry diversification among its holdings, and by utilizing fundamental analysis of risk/return characteristics in securities selection. The subadviser may sell a security when its price objective for the security is reached, the fundamentals of the company deteriorate, a security's price falls below acquisition cost or to pursue more attractive investment options.

3. The table of investment subadvisers under the caption "How
The Fund Is Managed - Investment Subadvisers" is amended to replace all references to JP Morgan for the LCV Portfolio with Eaton Vance as follows:

PORTFOLIO                            INVESTMENT SUBADVISER
AST Large-Cap Value                  Eaton Vance Management
                                     (effective on or about
                                     December 15, 2008)

4. The section of the prospectus describing JP Morgan under the caption ""How The Fund Is Managed - Portfolio Managers AST Large-Cap Value Portfolio" is deleted and replaced with the following:
Eaton Vance Segment . Michael Mach manages the portion of the Portfolio assigned to Eaton Vance.

Michael R. Mach, CFA, is a Vice President of Eaton Vance Management. Mr. Mach joined Eaton Vance in 1999 from Robertson Stephens, where he held the position of managing director and senior analyst of the Industrial Opportunities research product since 1998. From 1996-1998, he served as managing director and senior analyst of Piper Jaffray's Industrial Select research product. In addition, from 1989-1996, Mr. Mach served as a Senior Vice President at Putnam Investments, with responsibilities that included equity analysis, mutual fund and institutional account management. Mr. Mach's prior experience also includes analyst and portfolio manager positions with Freedom Capital from 1987-1989, Gardner & Preston Moss from 1985-1987 and Delaware Investment Advisors from 1978-1985.

Mr. Mach earned a B.B.A. in marketing and psychology from the University of Wisconsin, an M.A. in social sciences and an M.B.A. with concentrations in finance, economics and international business from the University of Chicago.

Eaton Vance is one of the oldest financial services firms in the United States, with a history dating to 1924. Eaton Vance was created in 1979 by the merger of two Boston-based investment management companies - Eaton & Howard, Inc. (founded in 1924) and Vance Sanders & Company, Inc. (founded in 1934). As such, Eaton Vance is the product of a union between two Boston-based money managers whose roots date to the founding days of the U.S. investment management industry. The principal address of Eaton Vance is 255 State Street, Boston, Massachusetts 02109. As of September 30, 2008, Eaton Vance had approximately $144 billion in assets under management. Eaton Vance has been a subadviser to the Funds since December 2008.

5. The table of portfolio managers starting service dates under the caption "Portfolio Managers" is amended to replace all references to JP Morgan with Eaton Vance and insert the name of Mr. Mach with a starting date of December 2008.

6. The table of subadvisory fee rates and notes in Part I of the Statement of Additional Information under the caption "Management & Advisory Arrangements - Subadvisers" are amended as follows:

Subadvisers and Subadvisory Fee Rates
Portfolio             Subadviser             Fee Rate*
AST Large-Cap         JP Morgan        Effective rate prior to
Value Portfolio                        December 15, 2008
                                       0.30% of average daily net
                                       assets to $300 million;
                                       0.25% of average daily net
                                       assets over $300 million

                      Eaton Vance
                      Management       Effective rate after
                                       December 15, 2008
                                       0.25% of combined average
                                       daily net assets up to $250
                                       million; 0.24% of the next $250
                                       million;
                                       0.23% of the next $500 million;
                                       and 0.22% of combined average
                                       daily net assets over $1 billion.
AST MFS Growth
Portfolio               MFS             Effective rate prior to
                                        December 15, 2008
                                        0.40% of average daily net
                                        assets to $300 million;
                                        0.375% of average daily net
                                        assets over $300 million but not
                                        exceeding $600 million;
                                        0.35% of average daily net assets
                                        over $600 million but not
                                        exceeding $900 million;
                                        0.325% of average daily net
                                        assets over $900 million but not
                                        exceeding $1.5 billion;
                                        0.25% of average daily net
                                        assets over $1.5 billion

                                        Effective rate after
                                        December 15, 2008
                                        0.375% of combined average
                                        daily net assets up to $250
                                        million; 0.325% of the next
                                        $250 million;
                                        0.300% of the next $250 million;
                                        and
                                        0.275% of combined average daily
                                        net assets over $750 million

*For purposes of calculating the fee payable to certain
Subadvisers, the assets managed by the Subadviser will be aggregated with one or more other Portfolios. Each aggregation arrangement is set out below:

[PAGE BREAK]

J.P. Morgan Investment Management, Inc. (JP Morgan): Prior to December 15, 2008, the assets managed by JP Morgan in the AST Large-Cap Value Portfolio will be aggregated with the assets managed by JP Morgan in: (i) the Large Capitalization Value Portfolio of The Target Portfolio Trust; (ii) the Target Conservative Allocation Fund of Target Asset Allocation Funds;
(iii) the Target Moderate Allocation Fund of Target Asset Allocation Funds; (iv) the Target Growth Allocation Fund of Target Asset Allocation Funds; and (v) and any other portfolio subadvised by JP Morgan on behalf of AST and/or PI pursuant to substantially the same investment strategy.

Eaton Vance Management (Eaton Vance): After December 15, 2008, the assets managed by Eaton Vance will be aggregated with the assets in all portfolios sub-advised by Eaton Vance that are managed by Prudential Investments LLC, or by Prudential Investments and AST Investment Services, Inc., that have substantially the same investment strategy (i.e., domestic large cap value).

Massachusetts Financial Services Company (MFS): After December 15, 2008, the assets managed by MFS will be aggregated with the assets in all portfolios sub-advised by MFS that are managed by Prudential Investments LLC, or by Prudential Investments and AST Investment Services, Inc., that have substantially the same investment strategy (i.e., domestic large capitalization growth).

7. The Subadvisory Fees paid by PI table in Part I of the Statement of Additional Information under the caption "Management & Advisory Arrangements - Subadvisers" is amended by replacing the references to JP Morgan with references to Eaton Vance for the LCV Portfolio and providing corresponding fees paid, as follows:

SUBADVISORY FEES PAID BY PI

PORTFOLIO NAME         SUBADVISER    2007    2006    2005
AST Large-Cap Value    Eaton Vance
Portfolio              Management    N/A     N/A     N/A

8. The table in Part I of the Statement of Additional Information under the caption " Portfolio Managers - Other Accounts " is amended by replacing the references to JP Morgan with references to Eaton Vance for the LCV Portfolio, as follows:

Large Capitalization Value

SUBADVISERS: Eaton Vance Management (as of 9/30/08)
PORTFOLIO MANAGERS: Michael Mach [2]
REGISTERED INVESTMENT COMPANIES*/TOTAL ASSETS [1]: 8 / $12,444.1 million OTHER POOLED INVESTMENT VEHICLES/TOTAL ASSETS: 4 / $2,306.5 million OTHER ACCOUNTS/TOTAL ASSETS: 25 / $455.9 million
OWNERSHIP OF FUND SECURITIES: None

* For registered investment companies, assets represent net assets of all open-end investment companies and gross assets of all closed-end investment companies.

   [1] Numbers provided include certain investment companies structured as fund of funds which invest in funds in the Eaton
   Vance complex advised by other portfolio managers.

   [2] Certain of the investment companies that Mr. Mach serves as portfolio manager may invest in underlying portfolios that he also serves as portfolio manager.

9. The section of Part I of the Statement of Additional Information captioned " Portfolio Managers - Compensation and Conflicts
Policies" " is amended by adding the following information concerning
Eaton Vance:

Eaton Vance Management
Compensation. Compensation paid by Eaton Vance to its portfolio managers has three primary components: (1) a base salary, (2) an annual cash bonus, and (3) annual stock-based compensation consisting of options to purchase shares of Eaton Vance Corporation's non-voting common stock and/or restricted shares of Eaton Vance Corporation's non-voting common stock. The portfolio managers also receive certain retirement, insurance, and other benefits that are broadly available to all Eaton Vance employees. The portfolio managers' compensation generally is reviewed on an annual basis.

The portfolio managers are compensated based primarily on the scale and complexity of their portfolio responsibilities and the total return performance of managed funds and accounts versus appropriate peer groups or benchmarks. Fund performance, on a pre-tax basis, is evaluated primarily versus peer groups of funds as determined by Lipper Inc. and/or Morningstar, Inc.
In evaluating the performance of a fund and its portfolio manager, primary emphasis is normally placed on three-year performance, with secondary consideration of performance over longer and shorter periods. In addition to rankings within peer groups of funds on the basis of absolute performance, consideration may also be given to risk-adjusted performance. For portfolio managers responsible for multiple funds and accounts, investment performance is evaluated on an aggregate basis, based on averages or weighted averages among managed funds and accounts. The compensation of portfolio managers with other job responsibilities (such as heading an investment group or providing analytical support to other portfolios) will include consideration of the scope of such responsibilities and the portfolio managers' performance in meeting those responsibilities.

Eaton Vance seeks to compensate portfolio managers in a manner commensurate with their responsibilities and performance, and competitive with other firms within the investment management industry. Eaton Vance participates in investment industry compensation surveys, and utilizes survey data as a factor in determining salary, bonus, and stock-based compensation levels for portfolio managers and other investment professionals. Salaries, bonuses, and stock-based compensation are also influenced by the operating performance of Eaton Vance and its parent company. The overall annual cash bonus pool is based on a substantially fixed percentage of pre-bonus operating income. While the salaries of the portfolio managers are comparatively fixed, cash bonuses and stock-based compensation may fluctuate significantly, from year to year, based on changes in portfolio manager performance and other factors described herein. Depending on a portfolio manager's performance, cash bonuses and stock-based compensation may represent a substantial portion of total compensation.

Conflicts of Interests. It is possible that conflicts of interest may arise in connection with a portfolio manager's management of the fund's investments on the one hand and the investments of other accounts for which the portfolio manager is responsible for on the other. For example, a portfolio manager may have conflicts of interest in allocating management time, resources and investment opportunities among the fund and other accounts he advises. In addition, due to differences in the investment strategies or restrictions between the fund and the other accounts, a portfolio manager may take action with respect to another account that differs from the action taken with respect to the fund. In some cases, another account managed by a portfolio manager may compensate the investment adviser based on the performance of the securities held by that account. The existence of such a performance based fee may create additional conflicts of interest for the portfolio manager in the allocation of management time, resources and investment opportunities. Whenever conflicts of interest arise, the portfolio managers will endeavor to exercise their discretion in a manner that they believes is equitable to all interested persons.

10. "Appendix II: Proxy Voting Policies of the Subadvisers" in the Statement of Additional Information is amended by adding the following information concerning Eaton Vance:

Introduction

       Eaton Vance Management ("Eaton Vance") has adopted and implemented policies and procedures that Eaton Vance believes are reasonably designed to ensure that proxies are voted in the best interest of clients, in accordance with its fiduciary duties and Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended. Eaton Vance's authority to vote the proxies of their clients is established by their advisory contracts or similar documentation, such as the Eaton Vance Funds Proxy Voting Policy and Procedures. These proxy policies and procedures reflect the U.S. Securities and Exchange Commission ("SEC") requirements governing advisers and the long-standing fiduciary standards and responsibilities for ERISA accounts set out in the Department of Labor Bulletin 94-2 C.F.R. 2509.94-2 (July 29, 1994).

Overview

Eaton Vance manages its clients' assets with the overriding goal of seeking to provide the greatest possible return to such clients consistent with governing laws and the investment policies of each client. In pursuing that goal, Eaton Vance seeks to exercise its clients' rights as shareholders of voting securities to support sound corporate governance of the companies issuing those securities with the principle aim of maintaining or enhancing the companies' economic value.

The exercise of shareholder rights is generally done by casting votes by proxy at shareholder meetings on matters submitted to shareholders for approval (for example, the election of directors or the approval of a company's stock option plans for directors, officers or employees). Eaton Vance is adopting the formal written Guidelines described in detail below and will utilize such Guidelines in voting proxies on behalf of its clients. These Guidelines are designed to promote accountability of a company's management and board of directors to its shareholders and to align the interests of management with those of shareholders.

Eaton Vance will vote any proxies received by a client for which it has sole investment discretion through a third-party proxy voting service ("Agent") in accordance with customized policies, as approved by the Boards of Trustees of the Eaton Vance Funds and, with respect to proxies referred back to Eaton Vance by the Agent pursuant to the Guidelines, in a manner that is reasonably designed to eliminate any potential conflicts of interest, as described more fully below. The Agent is currently Institutional Shareholder Services Inc. Proxies will be voted in accordance with client-specific guidelines and an Eaton Vance Fund's sub-adviser's proxy voting policies and procedures, if applicable.


No set of guidelines can anticipate all situations that may arise. In special cases, the Proxy Administrator (the person specifically charged with the responsibility to oversee the Agent and coordinate the voting of proxies referred back to Eaton Vance by the Agent) may seek insight from the Proxy Group established by Eaton Vance. The Proxy Group will assist in the review of the Agent's recommendation when a proxy voting issue is referred to the Proxy Group through the Proxy Administrator. The members of the Proxy Group, which may include employees of Eaton Vance's affiliates, may change at Eaton Vance's discretion.

Roles and Responsibilities

A.Proxy Administrator
The Proxy Administrator will assist in the coordination of the voting of each client's proxy in accordance with the Guidelines below and the Funds' Proxy Voting Policy and Procedures. The Proxy Administrator is authorized to direct the Agent to vote a proxy in accordance with the Guidelines. Responsibilities assigned herein to the Proxy Administrator, or activities in support thereof, may be performed by such members of the Proxy Group or employees of Eaton Vance's affiliates as are deemed appropriate by the Proxy Group.


B.Agent
An independent proxy voting service (the "Agent"), as approved by the Board of each Fund, shall be engaged to assist in the voting of proxies. The Agent is currently Institutional Shareholder Services Inc. The Agent is responsible for coordinating with the clients' custodians and Eaton Vance to ensure that all proxy materials received by the custodians relating to the portfolio securities are processed in a timely fashion. The Agent is required to vote and/or refer all proxies in accordance with the Guidelines below. The Agent shall retain a record of all proxy votes handled by the Agent. Such record must reflect all of the information required to be disclosed in a Fund's Form N-PX pursuant to Rule 30b1-4 under the Investment Company Act of 1940. In addition, the Agent is responsible for maintaining copies of all proxy statements received by issuers and to promptly provide such materials to Eaton Vance upon request.

Subject to the oversight of Eaton Vance, the Agent shall establish and maintain adequate internal controls and policies in connection with the provision of proxy voting services to Eaton Vance, including methods to reasonably ensure that its analysis and recommendations are not influenced by a conflict of interest, and shall disclose such controls and policies to Eaton Vance when and as provided for herein. Unless otherwise specified, references herein to recommendations of the Agent shall refer to those in which no conflict of interest has been identified.

C. Proxy Group
Eaton Vance shall establish a Proxy Group which shall assist in the review of the Agent's recommendations when a proxy voting issue has been referred to the Proxy Administrator by the Agent. The members of the Proxy Group, which may include employees of Eaton Vance's affiliates, may be amended from time to time at Eaton Vance's discretion.
For each proposal referred to the Proxy Group, the Proxy Group will review the (i) Guidelines, (ii) recommendations of the Agent, and (iii) any other resources that any member of the Proxy Group deems appropriate to aid in a determination of the recommendation.

If the Proxy Group recommends a vote in accordance with the Guidelines, or the recommendation of the Agent, where applicable, it shall instruct the Proxy Administrator to so advise the Agent.

If the Proxy Group recommends a vote contrary to the Guidelines, or the recommendation of the Agent, where applicable, or if the proxy statement relates to a conflicted company of the Agent, as determined by Eaton Vance, it shall follow the procedures for such voting outlined below.
The Proxy Administrator shall use best efforts to convene the Proxy Group with respect to all matters requiring its consideration. In the event the Proxy Group cannot meet in a timely manner in connection with a voting deadline, the Proxy Administrator shall follow the procedures for such voting outlined below.

Proxy Voting Guidelines ("Guidelines")

A. General Policies
It shall generally be the policy of Eaton Vance to take no action on a proxy for which no client holds a position or otherwise maintains an economic interest in the relevant security at the time the vote is to be cast.

In all cases except those highlighted below, it shall generally be the policy of Eaton Vance to vote in accordance with the recommendation by the Agent, Institutional Shareholder Services
Inc.

When a fund client participates in the lending of its securities and the securities are on loan at the record date, proxies related to such securities generally will not be forwarded to Eaton Vance by the fund's custodian and therefore will not be voted. In the event that Eaton Vance determines that the matters involved would have a material effect on the applicable fund's investment in the loaned securities, the fund will exercise its best efforts to terminate the loan in time to be able to cast such vote or exercise such consent. Interpretation and application of these Guidelines is not intended to supersede any law, regulation, binding agreement or other legal requirement to which an issuer may be or become subject. The Guidelines relate to the types of proposals that are most frequently presented in proxy statements to shareholders. Absent unusual circumstances, Eaton Vance will utilize these Guidelines when voting proxies on behalf of its clients. The Guidelines may be revised at any time, provided such revisions are reported to the Boards of Trustees of the Eaton Vance Funds.

B. Proposals Regarding Mergers and Corporate Restructurings
The Agent shall be directed to refer proxy proposals accompanied by its written analysis and voting recommendation to the Proxy Administrator for all proposals relating to Mergers and Corporate Restructurings.

C. Proposals Regarding Mutual Fund Proxies - Disposition of Assets/Termination/Liquidation and Mergers
       The Agent shall be directed to refer proxy proposals accompanied by its written analysis and voting recommendation to the Proxy Administrator for all proposals relating to the Disposition of Assets/Termination/Liquidation and Mergers contained in mutual fund proxies.

D. Corporate Structure
Matters/Anti-Takeover Defenses
As a general matter, Eaton Vance will normally vote against anti-takeover measures and other proposals designed to limit the ability of shareholders to act on possible transactions (except in the case of closed-end management investment companies).

E. Social and Environmental Issues
Eaton Vance generally supports management on social and environmental proposals.

F. Voting Procedures
Upon receipt of a referral from the Agent or upon advice from an Eaton Vance investment professional, the Proxy Administrator may solicit additional research from the Agent, as well as from any other source or service.

1. WITHIN-GUIDELINES VOTES: Votes in Accordance with the
Guidelines and/or, where applicable, Agent Recommendation
In the event the Proxy Administrator recommends a vote within Guidelines and/or, where applicable, in accordance with the Agent's recommendation, the Proxy
Administrator will instruct the Agent to vote in this manner.

2. NON-VOTES: Votes in Which No Action is Taken
The Proxy Administrator may recommend that a client refrain from voting under the following circumstances:
(i) if the economic effect on shareholders' interests or the value of the portfolio holding is indeterminable or insignificant, e.g., proxies in connection with securities no longer held in the portfolio of a client or proxies being considered on behalf of a client that is no longer in existence; or
(ii) if the cost of voting a proxy outweighs the benefits, e.g., certain international proxies, particularly in cases in which share blocking practices may impose trading restrictions on the relevant portfolio security. In such instances, the Proxy Administrator may instruct the Agent not to vote such proxy.
Reasonable efforts shall be made to secure and vote all other proxies for the clients, but, particularly in markets in which shareholders' rights are limited, Non-Votes may also occur in connection with a client's related inability to timely access ballots or other proxy information in connection with its portfolio securities.
Non-Votes may also result in certain cases in which the Agent's recommendation has been deemed to be conflicted, as provided for herein.

3.    OUT-OF-GUIDELINES VOTES: Votes Contrary to
Guidelines, or Agent Recommendation, where applicable, Where No Recommendation is Provided by Agent, or Where
Agent's Recommendation is Conflicted

If the Proxy Administrator recommends that a client vote contrary to the Guidelines, or the recommendation of the Agent, where applicable, if the Agent has made no recommendation on a matter requiring case-by-case consideration and the Guidelines are silent, or the Agent's recommendation on a matter requiring case-by-case consideration is deemed to be conflicted, the Proxy Administrator will forward the Agent's analysis and recommendation and any research obtained from the Agent or any other source to the Proxy Group. The
Proxy

Group may consult with the Agent as it deems necessary. The Proxy Administrator will instruct the Agent to vote the proxy as recommended by the Proxy Group. Eaton Vance will provide a report to the Boards of Trustees of the Eaton Vance Funds reflecting any votes cast contrary to the Guidelines or Agent Recommendation, as applicable, and shall do so no less than annually.

The Proxy Administrator will maintain a record of all proxy questions that have been referred by the Agent, all applicable recommendations, analysis and research received and any resolution of the matter.

V. Recordkeeping
Eaton Vance will maintain records relating to the proxies they vote on behalf of their clients in accordance with Section 204-
2 of the Investment Advisers Act of 1940, as amended. Those records will include:

A copy of Eaton Vance's proxy voting policies and procedures;

Proxy statements received regarding client securities. Such proxy statements received from issuers are either in the SEC's EDGAR database or are kept by the Agent and are available upon request;

A record of each vote cast;

A copy of any document created by Eaton Vance that was material to making a decision on how to vote a proxy for a client or that memorializes the basis for such a decision; and

Each written client request for proxy voting records and Eaton Vance's written response to any client request (whether written or oral) for such records.
All records described above will be maintained in an easily accessible place for five years and will be maintained in the offices of Eaton Vance or its Agent for two years after they are created.

VI. Assessment of Agent and Identification and Resolution of Conflicts with Clients Assessment of Agent
   Eaton Vance shall establish that the Agent (i) is independent from Eaton Vance, (ii) has resources that indicate it can competently provide analysis of proxy issues, and (iii) can make recommendations in an impartial manner and in the best interests of the clients and, where applicable, their beneficial owners. Eaton Vance shall utilize, and the Agent shall comply with, such methods for establishing the foregoing as Eaton Vance may deem reasonably appropriate and shall do so not less than annually as well as prior to engaging the services of any new proxy voting service. The Agent shall also notify Eaton Vance in writing within fifteen (15) calendar days of any material change to information previously provided to Eaton Vance in connection with establishing the Agent's independence, competence or impartiality.

Conflicts of Interest
As fiduciaries to their clients, Eaton Vance puts the interests of its clients ahead of its own. In order to ensure that relevant personnel of Eaton Vance are able to identify potential material conflicts of interest, Eaton Vance will take the following steps:

Quarterly, the Eaton Vance Legal and Compliance Department will seek information from the department heads of each department of Eaton Vance and of Eaton Vance Distributors, Inc. ("EVD") (an affiliate of Eaton Vance and principal underwriter of certain Eaton Vance Funds). Each department head will be asked to provide a list of significant clients or prospective clients of Eaton Vance or EVD.

A representative of the Legal and Compliance Department will compile a list of the companies identified (the "Conflicted
Companies") and provide that list to the Proxy Administrator.

The Proxy Administrator will compare the list of Conflicted
Companies with the names of companies for which he or she has been referred a proxy statement (the "Proxy Companies"). If a Conflicted Company is also a Proxy Company, the Proxy Administrator will report that fact to the Proxy Group.

If the Proxy Administrator expects to instruct the Agent to vote the proxy of the Conflicted Company strictly according to the Guidelines contained in these Proxy Voting Policies and Procedures (the "Policies") or the recommendation of the Agent, as applicable, he or she will (i) inform the Proxy Group of that fact, (ii) instruct the Agent to vote the proxies and (iii) record the existence of the material conflict and the resolution of the matter.

If the Proxy Administrator intends to instruct the Agent to vote in a manner inconsistent with the Guidelines contained herein or the recommendation of the Agent, as applicable, the Proxy Group, in consultation with Eaton Vance senior management, will then determine if a material conflict of interest exists between Eaton

Vance and its clients. If the Proxy Group, in consultation with Eaton Vance senior management, determines that a material conflict exists, prior to instructing the Agent to vote any proxies relating to these Conflicted Companies Eaton Vance will seek instruction on how the proxy should be voted from:

.. The client, in the case of an individual or corporate client;

.. In the case of a Fund, its board of directors, or any committee or sub-committee identified by the board; or

.. The adviser, in situations where Eaton Vance acts as a sub-adviser to such adviser.

Eaton Vance will provide all reasonable assistance to each party to enable such party to make an informed decision.

    If the client, Fund board or adviser, as the case may be, fails to instruct Eaton Vance on how to vote the proxy, Eaton Vance will generally instruct the Agent, through the Proxy Administrator, to abstain from voting in order to avoid the appearance of impropriety. If however, the failure of Eaton Vance to vote its clients' proxies would have a material adverse economic impact on Eaton Vance's clients' securities holdings in the Conflicted Company, Eaton Vance may instruct the Agent, through the Proxy Administrator, to vote such proxies in order to protect its clients' interests. In either case, the Proxy Administrator will record the existence of the material conflict and the resolution of the matter.

       Eaton Vance shall also identify and address conflicts that may arise from time to time concerning the Agent. Upon Eaton Vance's request, which shall be not less than annually, and within fifteen (15) calendar days of any material change to such information previously provided to Eaton Vance, the Agent shall provide Eaton Vance with such information as Eaton Vance deem reasonable and appropriate for use in determining material relationships of the Agent that may pose a conflict of interest with respect to the Agent's proxy analysis or recommendations. Such information shall include, but is not limited to, a monthly report from the Agent detailing the Agent's Corporate Securities Division clients and related revenue data. Eaton Vance shall review such information on a monthly basis. The Proxy Administrator shall instruct the Agent to refer any proxies for which a material conflict of the Agent is deemed to be present to the Proxy Administrator. Any such proxy referred by the Agent shall be referred to the Proxy Group for consideration accompanied by the Agent's written analysis and voting recommendation. The Proxy Administrator will instruct the Agent to vote the proxy as recommended by the Proxy Group.